UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 21, 2018

DEVON ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-32318	73-1567067
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 W. SHERIDAN AVE., OKLAHOMA CITY, OK (Address of Principal Executive Offices)	73102 (Zip Code)

Registrant’s telephone number including area code: (405) 235-3611

No change since last report

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement

The disclosure in Item 8.01 regarding the Supplemental Indenture (as defined below) is incorporated herein by reference.

Item 8.01. Other Events

Tender Offers

On March 21, 2018, Devon Energy Corporation (the “Company”) announced the early tender results, upsizing and pricing of its previously announced tender offers to purchase for cash up to an aggregate principal amount of the 7.875% debentures due 2031 (the “2031 Notes”), the 7.950% debentures due 2032 (the “2032 Notes”), the 5.850% notes due 2025, the 5.600% notes due 2041 and the 3.250% notes due 2022 (collectively, the “Notes”) issued by the Company or Devon Financing Company, L.L.C., that would not result in the aggregate purchase price for the Notes, excluding accrued and unpaid interest, exceeding the aggregate maximum repurchase amount. The Company amended its tender offers to increase the previously announced aggregate maximum repurchase amount from $1.0 billion to such aggregate amount necessary to pay the total consideration for all of the 2031 Notes and the 2032 Notes (collectively, the “Eligible Notes”) validly tendered and not validly withdrawn in the tender offers as of the Early Tender Date (as defined below), which total consideration is equal to approximately $1.1 billion. The tender offers were made pursuant to an offer to purchase and consent solicitation statement dated March 7, 2018, which sets forth the terms and conditions of the tender offers and the Company’s previously announced solicitations of consents to the adoption of certain proposed amendments to the indentures governing the Notes.

In order to receive additional consideration for tendering early, holders of the Eligible Notes must have validly tendered and not validly withdrawn their Eligible Notes at or prior to 5:00 p.m., New York City time, on March 20, 2018 (the “Early Tender Date”). Since the total consideration payable with respect to all of the Eligible Notes will equal the aggregate maximum repurchase amount, none of the tendered Notes from any other series will be accepted for purchase pursuant to the tender offers.

At the Early Tender Date, $807,148,000 million aggregate principal amount of the Eligible Notes were tendered (and the related consents delivered) and accepted for payment by the Company.

The tender offers and consent solicitations will expire at 11:59 p.m., New York City time, on April 3, 2018, unless extended or earlier terminated. Because the tender offers have been fully subscribed as of the Early Tender Date, holders who tender Notes after the Early Tender Date will not have any of their Notes accepted for purchase and no additional consents will be accepted in the consent solicitations. Any Notes tendered after the Early Tender Date, together with all of the Notes (other than the Eligible Notes) tendered at or prior to the Early Tender Date, will be returned to the holders thereof as described in the tender offer documents.

Consent Solicitations

On March 21, 2018, the Company also announced that it had received the requisite consents in connection with the consent solicitations described above to enter into certain proposed amendments to the indenture governing the 2032 Notes. On March 22, 2018, the Company entered into the Fourth Supplemental Indenture (the “Supplemental Indenture”), among the Company and The Bank of New York Mellon Trust Company, N.A., to the indenture governing the 2032 Notes.

The Supplemental Indenture became effective on March 22, 2018. With respect to the 2032 Notes, the Supplemental Indenture (i) alters the notice requirement for optional redemptions, (ii) eliminates substantially all of the restrictive covenants, several affirmative covenants and certain events of default, (iii) modifies the covenant regarding mergers, consolidations and sales of assets and (iv) eliminates or modifies certain other provisions. A copy of the Supplemental Indenture is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Furnished as Exhibits 99.1 and 99.2 and incorporated herein by reference are copies of the press releases announcing the early tender results, results of consent solicitations and upsizing and pricing, respectively, of the tender offers.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

4.1	Fourth Supplemental Indenture, dated March 22, 2018, among Devon Energy Corporation and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York), as trustee, to the Indenture, dated as of March 1, 2002, among Devon Energy Corporation and The Bank of New York Mellon Trust Company, N.A.

99.1	Press Release Announcing Early Tender Results, Results of Consent Solicitations and Upsizing, dated March 21, 2018

99.2	Press Release Announcing Pricing, dated March 21, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEVON ENERGY CORPORATION

Date: March 22, 2018	By:	/s/ Alana D. Tetrick
Name:Alana D. Tetrick
Title: Vice President, Corporate Finance and Treasurer